AMENDED AND RESTATED CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Amended and Restated Change in Control and Severance Agreement (the “Agreement”) is entered into by and between Bob Bertz (the “Executive”) and Marin Software Incorporated, a Delaware corporation (the “Company”), to be effective as of March 24, 2025 (the “Effective Date”).

RECITALS:

WHEREAS, the Company and the Executive were parties to an Amended and Restated Change in Control and Severance Agreement effective as of January 28, 2021 (the “Prior Agreement”).

WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement to amend the severance benefits and severance payments contained in the Prior Agreement.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1. Term of Agreement.

Except to the extent renewed as set forth in this Section 1, this Agreement shall terminate on the earlier of (i) the third (3rd) anniversary of the Effective Date (the “Expiration Date”) or (ii) the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination; provided however, if a definitive agreement relating to a Change in Control has been signed by the Company on or before the Expiration Date, then this Agreement shall remain in effect through the earlier of:

(a) The date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination, or

(b) The date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company due to a Qualifying Termination or CIC Qualifying Termination.

This Agreement shall renew automatically and continue in effect for three (3) year periods measured from the initial Expiration Date and each subsequent Expiration Date, unless the Company provides Executive notice of non-renewal at least three (3) months prior to the date on which this Agreement would otherwise renew. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 2 or 3 below, the Company’s non-renewal of this Agreement shall not constitute a Qualifying Termination or CIC Qualifying Termination, as applicable.

2. Qualifying Termination. If the Executive is subject to a Qualifying Termination, then, subject to Sections 4, 9, and 10 below, Executive will be entitled to the following benefits:

(a) Severance Benefits. The Company shall pay the Executive (i) three (3) months of his then-current monthly base salary, and (ii) 25% of the Executive’s annual target bonus at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination. The Executive will receive his severance payment in a cash lump-sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.

(b) Continued Employee Benefits. If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay on behalf of Executive or reimburse Executive for the Company’s portion of COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the period ending on the earlier of: (i) three (3) months following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer, or (ii) the date the

Company no longer offers health insurance to its active employees. Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of the Separation (which amount shall be based on the premium for the first month of COBRA coverage). Such payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence on the later of (i) the first day of the month following the month in which Executive experiences a Separation and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the earlier of (x) the effective date on which Executive becomes covered by a health, dental or vision insurance plan of a subsequent employer, (y) the date the Company no longer offers health insurance to its active employees, and (z) the last day of the period that the Executive is paid severance benefits pursuant to Section 2(a) after the Separation, provided that, any taxable payments under Section 2(b) will not be paid before the first business day occurring after the sixtieth (60th) day following the Separation and, once they commence, will include any unpaid amounts accrued from the date of Executive’s Separation (to the extent not otherwise satisfied with continuation coverage). However, if the period comprising the sum of the sixty (60)-day period described in the preceding sentence and the ten (10)-day period described in Section 7(e)(3) below spans two calendar years, then the payments which constitute deferred compensation subject to Section 409A will not in any case be paid in the first calendar year. Executive shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.

3. CIC Qualifying Termination. If the Executive is subject to a CIC Qualifying Termination, then, subject to Sections 4, 9, and 10 below, Executive will be entitled to the following benefits:

(a) Severance Payments. The Company or its successor shall pay the Executive (i) twelve (12) months of his then-current monthly base salary, and (ii) one hundred percent (100%) of the Executive’s annual target bonus at the rate in effect immediately prior to the actions that resulted in the CIC Qualifying Termination. The Executive will receive his severance payment in a cash lump-sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.

(b) Equity. Each of Executive’s then outstanding Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria subject to the following sentence, shall accelerate and become vested and exercisable as to 100% of the then unvested shares subject to the Equity Award. For awards that would otherwise vest only upon satisfaction of performance criteria, the foregoing acceleration shall be based on achievement of performance criteria at target levels, except to the extent otherwise provided in the award agreement evidencing such award. Subject to Section 4, the accelerated vesting described above shall be effective as of the Separation. “Equity Awards” means all options to purchase shares of the Company common stock as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights

(c) Pay in Lieu of Continued Employee Benefits. Continuation of COBRA or a cash benefit, in both cases on the same terms as set forth in Section 2(b) above, for the same period that the Executive is paid severance benefits pursuant to Section 3(a) following the Executive’s Separation or, if earlier, (i) until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer or (ii) the date the Company no longer offers health insurance to its active employees. .

4. General Release. Any other provision of this Agreement notwithstanding, the benefits under Section 2 and 3 shall not apply unless the Executive (i) has executed a general release (substantially in the form prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company, without alterations (this document effecting the foregoing, the “Release”). The Company will deliver the form of Release to the Executive within ten (10) days after the Executive’s Separation. The Executive must execute and return the Release within the time period specified in the form.

5. Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Section 2 and 3 above, in connection with any termination of employment (whether or not a Qualifying Termination or CIC Qualifying Termination), the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the termination occurs or at such earlier time as may be required by Section 10 below or to such lesser extent as may be mandated by Section 9 below. Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangements.

6. Covenants.

(a) Non-Competition. The Executive agrees that, during his employment with the Company, he shall not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.

(b) Non-Disparagement. The Executive further agrees that, during the six (6) month period following his cessation of employment, he shall not in any way or by any means disparage the Company, the members of the Company’s Board of Directors or the Company’s officers and employees. Notwithstanding the foregoing, the Executive is not prohibited from cooperating with a government agency or testifying truthfully in any government inquiry or other proceeding or in which Executive is required to testify pursuant to subpoena or other valid legal process.

7. Definitions.

(a) “Cause” means (i) Executive’s continued refusal or material failure to perform Executive’s material duties reasonably expected of Executive in connection with his arrangement to provide services to the Company or any Parent or Subsidiary, as applicable; (ii) unprofessional, unethical or fraudulent conduct or conduct that materially discredits the Company or any Parent or Subsidiary, as applicable, or is materially detrimental to the reputation, character or standing of the Company or any Parent or Subsidiary, as applicable; (iii) dishonest conduct with respect to a material matter, or a deliberate attempt to do an injury to the Company or any Parent or Subsidiary, as applicable; (iv) Executive’s material breach of any material term of any agreement between Executive and the Company or any Parent or Subsidiary; (v) a criminal act which would reflect badly on the Company or any Parent or Subsidiary, as applicable; (vi) Executive’s failure to cooperate with the Company in any investigation or formal proceeding; or (vii) Executive’s death or total disability (for these purposes Executive shall be deemed totally disabled if, in the judgment of a licensed physician, Executive is physically or mentally incapacitated or disabled or otherwise unable to fully discharge Executive’s duties as a service provider to the Company or any Parent or Subsidiary, as applicable, for a period of 180 consecutive days or for 180 days in any 365 calendar day period); provided that (except in the case of death) Executive must be provided with written notice of Executive’s termination for “Cause” and Executive must be provided with a 30-day period following Executive’s receipt of such notice to cure the event(s) that trigger “Cause” (if curable), with the Compensation Committee of the Company’s Board of Directors making the final determination whether Executive has cured any Cause. All capitalized terms in this Subsection (a) that are not defined herein shall have the meaning ascribed to such terms in the Plan.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Change in Control.” For all purposes under this Agreement, a Change in Control shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (i) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Change in Control; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company) or (v) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by member of the Board whose appointment or election is not endorsed by as majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (v), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control. For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time. All capitalized terms in this Subsection (c) that are not defined herein shall have the meaning ascribed to such terms in the Plan.

(d) “CIC Qualifying Termination” means a Separation in connection with the consummation of a Change in Control, including at the request of the prospective acquirer whose proposed acquisition would constitute a Change in Control upon its completion, or within five (5) months prior to or twelve (12) months following the consummation of a Change in Control resulting from (A) the Company or its successor terminating the Executive’s employment for any reason other than Cause or (B) the Executive voluntarily resigning his employment for Good Reason.

(e) “Good Reason” means, without the Executive’s consent, (i) a material reduction or adverse change in the Executive’s reporting relationship, level of responsibility and/or scope of authority, (ii) a 10% or greater reduction in his level of compensation, which will be determined based on an average of the Executive’s annual total target cash compensation (annual base salary plus target annual cash incentives) for the prior three calendar years or, if less, the number of years the Executive has been employed by the Company), or (iii) relocation of the Executive’s principal workplace by more than thirty-five (35) miles from Executive’s then current place of employment; or (iv) a material breach of this Agreement. For the purpose of clause (i), a change in responsibility shall not be deemed to occur (A) solely because Executive is part of a larger organization or (B) solely because of a change in title. For the Executive to receive the benefits under this Agreement as a result of a voluntary resignation under this subsection (e), all of the following requirements must be satisfied: (1) the Executive must provide notice to the Company of his intent to assert Good Reason within sixty (60) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iv); (2) the Company will have thirty (30) days (the “Company Cure Period”) from the date of such notice to remedy the condition and, if it does so, the Executive may withdraw his resignation or may resign with no benefits under this Agreement; and (3) any termination of employment under this provision must occur within ten (10) days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in subclauses (i) through (iii). Should the Company remedy the condition as set forth above and then one or more of the conditions arises again within twelve months following the occurrence of a Change in Control, the Executive may assert Good Reason again subject to all of the conditions set forth herein.

(f) “Plan” means the Company’s 2013 Equity Incentive Plan, as may be amended from time to time.

(g) “Release Conditions” mean the following conditions occurring within sixty (60) days following the Separation: (i) the Company has received the Executive’s executed Release and (ii) any rescission period applicable to the Executive’s executed Release has expired.

(h) “Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from (i) the Company terminating the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigning his employment for Good Reason.

(i) “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

8. Successors.

(a) Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Golden Parachute Taxes.

(a) Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (the “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (the “Excise Tax”), then, subject to the provisions of Section 10, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in the Payments being $1.00 less than the amount at which any portion of the Payments would be subject to the Excise Tax (the “Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (the “Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 9(a)(ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within thirty (30) days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 9(b) hereof shall apply, and the enforcement of Section 9(b) shall be the exclusive remedy to the Company.

(b) Adjustments. If, notwithstanding any reduction described in Section 9(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 9(b), Executive shall pay the Excise Tax.

10. Miscellaneous Provisions.

(a) Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Executive’s Separation; or (ii) the date of Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

(b) Other Arrangements. This Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements under any agreement governing Equity Awards, severance and salary continuation arrangements, programs and plans which were previously offered, or may be offered on the Effective Date or thereafter, by the Company to the Executive, including change in control severance arrangements and vesting acceleration arrangements pursuant to an agreement governing Equity Awards, employment agreement or offer letter, and Executive hereby waives Executive’s rights to such other benefits. In no event shall any individual receive cash severance benefits under both this Agreement and any other vesting acceleration arrangement, severance pay or salary continuation program, plan or other arrangement with the Company. For the avoidance of doubt, in no event shall Executive receive payment under both Section 2 and Section 3 with respect to Executive’s Separation.

(c) Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Francisco County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(d) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h) No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his service at any time and for any reason, with or without Cause.

(i) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than its choice-of-law provisions).

(j) Entire Agreement. Upon the full execution of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE

BOB BERTZ

By:_________________________________

COMPANY

MARIN SOFTWARE INCORPORATED

By: _______________________________

Name: _______________________________

Title: Chief Executive Officer